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                      DIODES INCORPORATED AND SUBSIDIARIES

                                 EXHIBIT - 11.1

                       COMPUTATION OF EARNINGS PER SHARE



                                                         THREE MONTHS ENDED                     NINE MONTHS ENDED
                                                           SEPTEMBER 30,                          SEPTEMBER 30,
                                                  ------------------------------          ------------------------------
                                                       1995             1994                 1995               1994
                                                  ------------       -----------          -----------        -----------
PRIMARY
  Weighted average number of common
    shares outstanding                               4,949,050         4,624,269            4,855,058          4,568,636
  Weighted average number of preferred
    shares outstanding                                       0           169,629                    0            169,629
  Assumed exercise of stock options                    327,077           329,835              350,984            396,370
                                                  ------------       -----------          -----------        -----------
                                                     5,276,127         5,123,733            5,206,042          5,134,635

  Net income                                       $ 1,261,075       $   638,559          $ 3,365,817        $ 1,704,030
                                                  ============       ===========          ===========        ===========
Primary earnings per share                         $      0.24       $      0.12          $      0.65        $      0.33
                                                  ============       ===========          ===========        ===========

FULLY-DILUTED
  Weighted average number of common
    shares outstanding                               4,949,050         4,624,269            4,855,058          4,568,636
  Weighted average number of
    preferred shares outstanding                             0           169,629                    0            169,629
  Assumed exercise of stock options                    327,077           329,835              400,566            396,370
                                                  ------------       -----------          -----------        -----------
                                                     5,276,127         5,123,733            5,255,624          5,134,635

  Net income                                      $  1,261,075       $   638,559          $ 3,365,817        $ 1,704,030
                                                  ============       ===========          ===========        ===========

Fully diluted earnings per share                  $       0.24       $      0.12          $      0.64        $      0.33
                                                  ============       ===========          ===========        ===========




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